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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 30, 2011
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

One Market, Spear Tower Suite 2400 San Francisco, California 94105 (Address of principal executive offices) (Zip Code) (415) 267-7000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

         On August 30, 2011, the National Transportation Safety Board (“NTSB”) held a hearing to discuss its investigation into the rupture of a natural gas transmission pipeline (“Line 132”) owned and operated by Pacific Gas and Electric Company (“Utility”) in a residential area located in the City of San Bruno, California on September 9, 2010 (the “San Bruno accident”).  The ensuing explosion and fire resulted in the deaths of eight people, numerous personal injuries, and extensive property damage.

The NTSB determined that the probable cause of the San Bruno accident was the Utility’s “(1) inadequate quality assurance and quality control in 1956 during its Line 132 relocation project, which allowed the installation of a substandard and poorly welded pipe section with a visible seam weld flaw that, over time grew to a critical size, causing the pipeline to rupture during a pressure increase stemming from poorly planned electrical work at the Milpitas Terminal; and (2) inadequate pipeline integrity management program, which failed to detect and repair or remove the defective pipe section.”  The NTSB also concluded that “the lack of either automatic shutoff valves or remote control valves on the line and [the Utility’s] flawed emergency response procedures and delay in isolating the rupture to stop the flow of gas” contributed to the severity of the accident.

The NTSB noted that several deficiencies revealed by its investigation, such as “poor quality control during the pipe installation and inadequate emergency response,” were also contributing factors in the 2008 explosion of a natural gas pipeline in Rancho Cordova, California.  (As previously disclosed, the California Public Utilities Commission (“CPUC”) has initiated an investigation of the 2008 accident.  A CPUC administrative law judge is considering whether to approve a proposed stipulated resolution of the investigation which would require the Utility to pay a penalty of $26 million. The CPUC also is conducting an investigation pertaining to safety recordkeeping for Line 132 as well as for the Utility’s entire natural gas transmission system.)

Among other recommendations, the NTSB recommended that the Utility establish a comprehensive emergency response procedure for responding to large-scale emergencies on transmission lines; equip its supervisory control and data acquisition (SCADA) system with tools to assist in recognizing and pinpointing the location of leaks, including line breaks; expedite the installation of automatic shutoff valves and remote control valves on transmission lines in certain areas; revise its post-accident toxicological testing program to ensure that testing is timely and complete; assess every aspect of its pipeline integrity management program and implement a revised program; conduct threat assessments using the revised risk analysis methodology incorporated into the revised integrity management program, and report the results of those assessments to the CPUC and the federal Pipeline and Hazardous Materials Safety Administration (“PHMSA”).

The NTSB recommended that the CPUC conduct a comprehensive audit of all aspects of the Utility’s operations, including control room operations, emergency planning, record-keeping, performance-based risk and integrity management programs, and public awareness programs; and require the Utility to correct all deficiencies identified as a result of the NTSB’s investigation, as well as any additional deficiencies identified through the CPUC’s comprehensive audit, and verify that all corrective actions are completed.

The NTSB also recommended that, with respect to natural gas transmission pipelines nationwide, PHMSA amend its regulations to directly require the installation of automatic shutoff valves or remote control valves in certain areas, delete the regulatory exemption from hydrostatic pressure-testing requirements for pre-1970 pipelines, and require that all natural gas transmission pipelines be configured so as to accommodate in-line inspection tools, with priority given to older pipelines.

The NTSB’s synopsis of its report is available on the NTSB’s website at www.ntsb.gov.  The NTSB stated that it expects to post its entire report on its website in the future.

Finally, on August 30, 2011, the CPUC stated that it “will release the results of its staff investigation into possible PG&E wrongdoing that led to the San Bruno tragedy in December 2011, which could lead to significant fines and other sanctions” being imposed on the Utility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	LINDA Y.H. CHENG
Linda Y. H. Cheng Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

By:	LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President, Corporate Governance and Corporate Secretary

Dated:           August 31, 2011